                            DISTRIBUTION AGREEMENT

                                    BETWEEN

                          UAM FUND DISTRIBUTORS, INC.

                                      AND

                              UAM FUNDS, INC. II

     THIS AGREEMENT entered into the 6th day of April, 1999, by and between UAM FUNDS, INC. II, a Maryland Corporation, with an office located at 211 Congress Street, Boston, Massachusetts 02110 (the "Fund"), and UAM FUND DISTRIBUTORS, INC., a Massachusetts corporation with its principal office located at 211 Congress Street, Boston, Massachusetts 02110 (the "Distributor").

                             W I T N E S S E T H:
                             --------------------

     In consideration of the mutual covenants and agreements of the parties hereto, the parties intending to be bound, mutually covenant and agree with each other as follows:

     1. The Fund hereby appoints the distributor as agent of the Fund to effect the sale and public distribution of shares of the capital stock of the Fund.

     2. The Fund shall compensate the distributor for its services rendered pursuant to the Fund's Rule 12b-1 Distribution Plan as adopted by various portfolios or classes of the portfolios of the Fund pursuant to Investment Company Act Rule 12b-1, a copy of which, as presently in force, is attached hereto.

     3. The Distributor shall be the agent for the Fund for the sale of its shares either through dealers or otherwise and the Fund agrees that it will not sell any shares to any person except to fill orders for the shares received through the distributor; provided, however, that the foregoing shall not apply:
(a) to shares issued or sold in connection with the merger or consolidation of any other investment company with the Fund or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Fund; (b) to shares which may be offered by the Fund to its stockholders for reinvestment of cash distributed from capital gains or net investment income of the Fund; (c) to shares which may be issued to shareholders of a series of the Fund who exercise any exchange privilege set forth in a Prospectus of the Fund; (d) to shares issued to existing stockholders as the result of a stock split; (e) to shares which the Fund otherwise may issue directly to registered stockholders pursuant to authority of its Board of Directors; or (f) shares sold in any jurisdiction in which the Distributor is not registered as a broker-dealer.

     4. The Fund hereby authorizes the Distributor to sell its shares in accordance with the following schedule of prices:
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  The applicable price will be the respective public offering price applicable to each portfolio of the Fund or class of a Portfolio of the Fund next effective after receipt and acceptance by the Fund of a proper offer to purchase, determined in accordance with the Articles of Incorporation, By-Laws, Registration Statement and Prospectus for the portfolios and classes of portfolios of the Fund.

     5. Orders for the purchase of shares placed by the Distributor shall be subject to the provisions of Rule 2830 of the Conduct Rules of the NASD, the provisions of which are hereby incorporated by reference.

     6. The Fund agrees to prepare and file registration statements with the Securities and Exchange Commission and the Securities Departments of various states and other jurisdictions in which the shares may be offered, at its own expense, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Fund's shares. The Distributor shall cooperate with the Fund in the preparation and filing of applications for registration and qualification of the shares under applicable law.

     7. With respect to the apportionment of costs between the Fund and the Distributor of activities with which both are concerned, the following will apply:

          (a) At its own expense, the Fund shall pay all costs incurred in the preparation and mailing of the Fund's current Prospectuses, Statements of Additional Information and reports to stockholders.

          (b) The Distributor will pay the costs incurred in printing and mailing copies of Prospectuses to prospective investors.

          (c) The Distributor will pay advertising and promotional expenses, including the costs of literature sent to prospective investors.

          (d) The Distributor will pay the costs of any additional copies of Fund financial and other reports and other Fund literature supplied to the Distributor by the Fund for sales promotion purposes.

     8. Normally, the Fund shall not exercise any direction or control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Distributor agrees that solicitations shall be in a form acceptable to the Fund and shall be subject to such terms and conditions as may be prescribed from time to time by the Fund, the Registration Statement, the Prospectuses, the Articles of Incorporation, and By-Laws of the Fund, and shall not violate any provision of the laws of the United States or any other jurisdiction to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Fund or Distributor may be subject.

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     9.   (a)  The Fund appoints and designates the Distributor as agent of the
Fund and the Distributor accepts such appointment as such agent, to repurchase shares of the Fund in accordance with the provisions of the Articles of Incorporation and By-Laws of the Fund.

          (b) In connection with such redemptions or repurchases the Fund authorizes and designates the Distributor to take any action, to make any adjustments in net asset value, and to make any arrangements for the payment of the redemption or repurchase price authorized or permitted to be taken or made in accordance with the Investment Company Act of 1940 and as set forth in the By-Laws and then current Prospectuses of the Fund.

          (c) The authority of the Distributor under this paragraph 9 may, with the consent of the Fund, be redelegated in whole or in part to another person or firm.

          (d) The authority granted in this paragraph 9 may be suspended by the Fund at any time or from time to time pursuant to the provisions of its Articles of Incorporation until further notice to the Distributor. The President or any Vice President of the Fund shall have the power granted by said provisions. After any such suspension the authority granted to the Distributor by this paragraph 9 shall be reinstated only by a written instrument executed by the Fund's President or any Vice President.

     10. The Distributor shall keep and maintain adequate records in respect of its activities which further the sale of shares. The Distributor is authorized to direct the disposition of monies payable by the Fund pursuant to the Fund's Rule 12b-1 Plan and, consequently, the Distributor shall provide to the Fund's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     11. The Distributor agrees that it will not place orders for more shares than are required to fill the requests received by it as agent of the Fund and that it will expeditiously transmit all such orders to the Fund.

     12. (a) This Agreement shall become effective April 6, 1999 and shall continue in effect for a period of more than one year from its effective date only as long as such continuance is approved, at least annually, by a vote of the Board of Directors of the Fund, and of the Directors who are not "Interested persons" of the Fund and have no direct or indirect financial interest in the operation of the Fund's Rule 12b-1 Distribution Plan or in any agreements related to the Fund's Rule 12b-1 Distribution Plan, cast in person at a meeting called for the purpose of voting on such Agreement.

          (b) This Agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the members of the Board of Directors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Rule 12b-1 Distribution Plan or in any agreements related to the Fund's Rule 12b-1 Distribution Plan or by vote of a majority of the outstanding voting securities of the Fund on not more than sixty days' written notice to the Distributor. This Agreement shall automatically terminate in the event of its assignment by the Distributor unless the United States Securities and Exchange Commission has issued an order exempting the Fund and the Distributor from the provisions of the Investment Company Act of 1940, as amended, which would otherwise have effected the termination of this Agreement.

     13. No amendment to this Agreement shall be executed or become effective unless its terms have been approved in the manner described in paragraph 12(a) above for approval of this Agreement.

     14. The Fund and the Distributor hereby each agree that all literature and publicity issued by either of them referring directly or indirectly to the Fund or to the Distributor shall be submitted to and receive the approval of the Fund and the Distributor before the same may be used by either party.

     15. The Distributor agrees to use its best efforts in effecting the sale and public distribution of the shares of the Fund and to perform its duties in redeeming the shares of the Fund, but nothing contained in this Agreement shall make the Distributor or any of its officers and directors or shareholders liable for any loss sustained by the Fund or the Fund's officers, directors or shareholders, or by any other person on account of any act done or omitted to be done by the Distributor under this Agreement; provided, that nothing herein contained shall protect the Distributor against any liability to the Fund or to any of its shareholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties as Distributor or by reason of its reckless disregard of its obligations or duties as Distributor under this Agreement. Nothing in this Agreement shall protect the Distributor from any liabilities which it may have under the Securities Act of 1933 or the Investment Company Act of 1940.

     16. As used in this Agreement the terms "interested persons," "assignment," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Investment Company Act of 1940 as now in effect.

     17. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, except to the extent such laws are preempted by the Investment Company Act of 1940.

     18. Any notice required to be given hereunder shall be sent via first class mail to the address of the party as set forth above.

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year above written.


Attest:                               UAM FUNDS, INC. II

_______________________________       _______________________________________
                                      Gary L. French, Treasurer



Attest:                               UAM FUND DISTRIBUTORS, INC.


_______________________________       _______________________________________
                                      Michael E. DeFao, Vice President and
                                               General Counsel

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